Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS THIRD QUARTER 2007 RESULTS

Opening of Lumière Place in St. Louis Planned for December 19

LAS VEGAS, November 6, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the third quarter and nine months ended September 30, 2007.

For the third quarter ended September 30, 2007, revenues were $238 million and Consolidated Adjusted EBITDA(1) was $47.0 million. The quarterly results reflect record quarterly Adjusted EBITDA at L'Auberge du Lac as well as the benefit of the December 2006 acquisition of the President Riverboat Casino. For the third quarter ended September 30, 2006, revenues were $237 million and Consolidated Adjusted EBITDA was $54.0 million. The Company benefited in the prior-year quarter from the temporary closure of numerous casinos along the Mississippi Gulf Coast following the major hurricanes of 2005.

On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported net income of $5.0 million, or $0.08 per share, for the third quarter of 2007. These results reflect increased pre-opening and development costs, increased corporate costs and certain write-offs and other charges, all related to the Company’s development activities. These were offset by an increase in capitalized interest. The 2006 third quarter results included a gain on the sale of certain discontinued operations, which gain was $16.5 million on a pre-tax basis, and $9.9 million, or $0.20 per share, on an after-tax basis. Inclusive of such after-tax gain, GAAP net income for the 2006 third quarter was $22.4 million, or $0.45 per share.

Meanwhile, Pinnacle made significant progress on its development pipeline during the quarter. The Company expects to open the $507 million Lumière Place casino hotel in downtown St. Louis on December 19, pending licensing by the Missouri Gaming Commission. The $507 million total cost includes the original project, which is on budget for $495 million, plus $12 million associated with the addition of certain surface parking lots and a large pylon sign, which was approved by Pinnacle’s Board of Directors in June 2007. In Baton Rouge, Louisiana, the Company owns approximately 565 acres of land and made substantial progress towards approval of a major development on that site. Finally, Pinnacle imploded the former Sands Casino Hotel in Atlantic City as part of the site preparation for construction of a major resort at the center of The Boardwalk.

Nine-Month Results

For the nine months ended September 30, 2007, revenues were $704 million and Consolidated Adjusted EBITDA was $137 million compared to revenues of $700 million and Consolidated Adjusted EBITDA of $168 million for the prior-year period. The 2007 nine-month results reflect continued strong performances at L’Auberge du Lac and Belterra, as well as the benefit of the December 2006 acquisition of the President Riverboat Casino. Boomtown New Orleans also performed well on a nine-month basis, exceeding all comparable prior-year periods except for the first nine months of 2006, when it benefited from hurricane-related factors.

On a GAAP basis, net income for the nine months of 2007 was $17.8 million, or $0.29 per share. The 2007 results reflect increased pre-opening and development costs, increased corporate costs and certain write-offs and other charges that relate to development activities, as well as a loss on early extinguishment of debt. These results were offset by an increase in capitalized interest and an income tax benefit due to the favorable settlement of certain prior years’ tax-related matters. GAAP net income for the first nine months of 2006 was $81.9 million, or $1.67 per share. The 2006 results included an exceptional performance at Boomtown New Orleans following the hurricanes, net proceeds of approximately $44.8 million related to the Company’s terminated merger agreement with Aztar Corporation and pre-tax gains of $27.2 million from the sale of the Company’s California card club operations.

Overview

“Our properties performed well in the third quarter of 2007, led by another record quarter at L'Auberge du Lac,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “We look forward to the December openings of both Lumière Place and L'Auberge du Lac's 250-guestroom expansion. Following initial ramp-up periods in each case, we expect Lumière Place to contribute significantly to our Adjusted EBITDA and the expansion tower at L'Auberge du Lac to bolster that property’s already strong results.

“We continue to make substantial progress on our other growth plans,” Mr. Lee continued. “In Baton Rouge, our plans for a hotel and gaming entertainment complex have been approved by the Louisiana Gaming Control Board. The East Baton Rouge Metro Council has also approved a February 9, 2008 date for a local referendum vote to seek approval in East Baton Rouge for our proposed resort, as required under Louisiana law. Construction continues on our River City project in St. Louis County, which we plan to open in the first half of 2009. Working drawings are being prepared for the new Sugarcane Bay resort in Lake Charles, on which we expect to begin construction in the first quarter of 2008. We also expect to break ground on the new hotel at Boomtown New Orleans in the first half of 2008. As noted, we imploded the Sands as part of the site preparation for our larger new resort in Atlantic City. Finally, we recently submitted a proposal for a new destination casino complex in Kansas City, Kansas, and look forward to formally discussing our project with the local officials and the community.”

Recent Developments

•

Pinnacle plans to open the Lumière Place casino, located in downtown St. Louis, on December 19, subject to licensing by the Missouri Gaming Commission. The dramatic downtown complex will offer approximately 2,000 slot machines and 48 table games, a 13-table poker room, a luxury spa, several restaurants, approximately 12,000 square feet of meeting and convention space, and a pedestrian tunnel linking the complex to the America’s Center convention center, the Edward Jones Dome and the city’s central business district. The casino and most of the complex’s restaurants are planned to open on December 19. The two hotels that are part of the complex will open in phases in January and February. The pedestrian tunnel is not expected to open until March, due to delays caused by an adjoining business earlier in construction.

•

At the River City project in St. Louis County, Pinnacle continues construction of the access road from a nearby interstate to the casino hotel, including a bridge over an active railroad yard, which is the critical path for this project. In December 2007, we plan to begin construction of the casino’s foundation. As noted, the River City project is currently expected to open in the first half of 2009, subject to licensing by the Missouri Gaming Commission.

•

At L’Auberge du Lac, Pinnacle is also anticipating a December 2007 opening of its 250-guestroom addition. The addition will bring L’Auberge du Lac’s total guestroom count to approximately 1,000 guestrooms. The new guestrooms will come on line as they are completed, with all rooms expected to be completed by the end of January.

•

In June 2007, the Louisiana Gaming Control Board approved Pinnacle’s architectural plans for the Sugarcane Bay project in Lake Charles, Louisiana. Located adjacent to L’Auberge du Lac, Sugarcane Bay is expected to include approximately 400 guestrooms and suites, 1,500 slot machines and 50 table games, including a poker room. The Company expects to break ground in the first quarter of 2008 and open Sugarcane Bay in mid-2009, subject to various approvals by the Louisiana Gaming Control Board.

•

On September 18, 2007, Pinnacle received approval from the Louisiana Gaming Control Board for its plans for a hotel and gaming entertainment project on a portion of the approximately 565 acres of land that Pinnacle owns in Baton Rouge. The Company acquired the land over the past several months at a cost of approximately $22.6 million. Both the design and the name of the new project, “Rivière” and “Casino Rivière,” evoke elegance and reflect the area’s French heritage. The project, designed to be built in phases, features a world-class gaming resort. The first phase of the project includes a single-deck casino with approximately 1,500 slot machines and approximately 50 table games, a first-class hotel, a live entertainment venue and an exciting mix of restaurants, at an expected cost of approximately $250 million. Future phases may include a residential community with more than 640 family units, a golf course, an equestrian center and miles of walking and biking trails. The casino hotel requires various approvals, including a local-option referendum in East Baton Rouge Parish planned for February 9, 2008, and adherence to certain conditions imposed by the Louisiana Gaming Control Board.

•

Pinnacle continues the design process for its Atlantic City project, which for a resort of this size is expected to take at least two years from Pinnacle’s acquisition of the site in November 2006. The implosion of the 21-story Sands Casino Hotel took place on October 18 and demolition will continue on six other large buildings and several smaller structures on the site over the next several months. The Company anticipates opening its Atlantic City project in late 2011 or early 2012.

•

On September 24, 2007, Pinnacle submitted two alternative proposals for a new $650 million gaming entertainment complex to be located at either of two sites it controls in Kansas City, Kansas. The proposed entertainment resort features a 100,000-square-foot casino and a 500-guestroom hotel. The gaming complex anchors a 100,000-square-foot convention center, including a 50,000-square-foot venue for concerts and live events. Pinnacle’s proposals are two of the six submitted to the Unified Government of Wyandotte County/Kansas City, Kansas. There may be proposals in other jurisdictions within Wyandotte County, all vying for the one license recently authorized for that county by the Kansas legislature.

•

Pinnacle also continues its construction of the 31-guestroom hotel adjoining its principal Casino Magic Argentina property in the Province of Neuquén. Approximately half of these guestrooms are expected to open late in the fourth quarter of 2007, with the balance to be opened in early 2008. The new hotel is expected to cost approximately $13 million and is being funded through the property’s existing cash balances and operating cash flows.

Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com.

Property Highlights

L’Auberge du Lac

L’Auberge du Lac generated revenues of $84.5 million for the third quarter of 2007, a 6.7% increase over the $79.2 million in the same 2006 period. The increase in revenues contributed to a 10.0% increase in Adjusted EBITDA to a quarterly record of $21.8 million, compared to $19.8 million in the same 2006 period. Occupancy at L'Auberge du Lac’s 743-guestroom hotel was 95% in the third quarter and 92% for the 12 months ended September 30, 2007.

Boomtown New Orleans

For several quarters following Hurricanes Katrina and Rita in the third quarter of 2005, Boomtown New Orleans was one of only a few casinos open in the region. One major competitor reopened in February 2006 and two others reopened in August 2006. Boomtown New Orleans’ revenues declined 12.7% from the comparable 2006 period. Adjusted EBITDA was $13.5 million in the third quarter of 2007 compared to $17.2 million in the third quarter of 2006. Adjusted EBITDA was $14.6 million and $14.3 million for the 2007 first and second quarters, respectively. All of these results compare favorably to results from the comparable periods prior to the hurricanes due to shifts in population and economic growth in the West Bank area, which did not flood during the 2005 hurricanes.

Belterra Casino Resort

Belterra generated revenues of $46.9 million for the third quarter of 2007, versus $47.4 million in the same 2006 period. Adjusted EBITDA was $10.5 million in the third quarter of 2007 compared to $11.7 million in the same 2006 period.

On August 31, 2007, Belterra opened five new retail shops. Late in the third quarter of 2007, the Company began to refurbish 11 of the property’s high-end suites. Five suites were completed in October and the rest are expected to be completed in December.

Boomtown Bossier City

Boomtown Bossier City had revenues of $22.6 million for the third quarter of 2007, an 8.3% decrease from the $24.6 million in the same 2006 period. Adjusted EBITDA was $4.4 million compared to $5.6 million in the same 2006 period. The Company is outfitting a barge with escalators to adjoin the Boomtown casino, improving access to the casino in this highly competitive market. The escalator boat is expected to be completed and installed in mid-2008.

President Riverboat Casino

In December 2006, the Company acquired the President Riverboat Casino, which is near the Lumière Place project in downtown St. Louis. The President generated revenues and Adjusted EBITDA of $14.9 million and $1.6 million, respectively, for the three months ended September 30, 2007.

Boomtown Reno

Boomtown Reno closed its truck stop late in the second quarter of 2007, in order to facilitate the completion and opening of the neighboring Cabela’s retail store. The parking for Cabela’s utilizes the former truck stop location. In the fourth quarter of 2007, the Company expects to begin construction of a new satellite casino and travel plaza at a different location on the property’s 470 acres of developable land and to open the facility in late 2008. The Cabela’s store is scheduled to open on November 16, 2007.

Primarily due to the closure of the truck stop, which sold fuel at low margins, Boomtown Reno generated revenues of $17.3 million for the third quarter of 2007, a decrease from the $27.7 million in the same 2006 period. Adjusted EBITDA decreased to $2.1 million in the third quarter of 2007 compared to $3.7 million in the same 2006 period. Boomtown Reno also had $691,000 of write-downs related to the demolition of the truck stop, which amount has been excluded from the calculation of Adjusted EBITDA.

International

The International segment generated revenues of $11.6 million for the third quarter of 2007, a substantial increase over the $8.0 million in the same 2006 period. The increase in revenues contributed to an increase in Adjusted EBITDA to $4.4 million in the third quarter of 2007 compared to $2.5 million in the same 2006 period.

Other

“Other” includes the former Embassy Suites Hotel, which was purchased by the Company in 2005 and adjoins Lumière Place in downtown St. Louis. The hotel portion of the former Embassy Suites Hotel was closed on March 31, 2007 to accommodate a renovation costing approximately $16 million, not including pre-opening costs. The former Embassy Suites Hotel will reopen as “HoteLumière,” which will be an integral part of the Lumière Place complex.

The restaurant at the former Embassy Suites Hotel remains open and generated revenues of $256,000 for the third quarter of 2007, compared to $3.5 million from the entire hotel and restaurant in the same 2006 period. Adjusted EBITDA loss was $97,000 in the third quarter of 2007, compared to Adjusted EBITDA of $775,000 in the same 2006 period. The former Embassy Suites Hotel also had a loss on asset disposition of $2.6 million related to furniture, fixtures and equipment that are being replaced as part of the refurbishment, which has been excluded from the calculation of Adjusted EBITDA.

Other Items

Corporate Expenses. The Company continues to broaden its base of operations in order to manage the numerous projects now in development. As a result, corporate costs for the third quarter of 2007 increased to $11.1 million from $7.3 million in the prior-year period, excluding non-cash stock-based compensation charges in both periods. This did not include a $488,000 gain on the sale of a corporate airplane in the third quarter of 2007, which has been excluded from the calculation of Adjusted EBITDA.

Pre-opening and Development Costs. For the third quarter of 2007, pre-opening and development costs were $12.2 million, including $5.2 million related to the St. Louis projects, $3.4 million for the Atlantic City project and $2.1 million related to the Sugarcane Bay and proposed Baton Rouge projects. For the 2006 third quarter, pre-opening and development costs were $7.0 million, including $2.8 million related to the St. Louis projects, $2.1 million for the Atlantic City project and $1.2 million related to the Sugarcane Bay project.

Other Non-Operating Income. Other non-operating income primarily includes interest income of $4.3 million and $3.9 million for the three months ended September 30, 2007 and 2006, respectively. The increase reflects higher interest rates and higher cash levels in the recent period attributable to the Company’s January equity offering and June issuance of our 7.50% senior subordinated notes. Other non-operating income also includes a $1.8 million gain on the sale on Aztar Corporation stock in the three months ended September 30, 2006.

Interest Expense. Interest expense, net of capitalized interest, was $5.9 million for the three months ended September 30, 2007 versus $13.1 million for the three months ended September 30, 2006. The decrease was principally due to significantly greater investment in projects under development or construction. Interest expense before the capitalization of interest was $17.8 million and $14.5 million for the three months ended September 30, 2007 and 2006, respectively, resulting principally from a higher debt level in the 2007 period.

Discontinued Operations. For the three months ended September 30, 2007, the Company reported a loss from discontinued operations of $670,000, net of income tax. This is principally due to legal and administrative expenses related to Casino Magic Biloxi and the insurance claims resulting from Hurricanes Katrina and Rita in 2005 against Allianz Global Risks US Insurance Company, Arch Specialty Insurance Company and RSUI Indemnity Company. The Company filed a lawsuit in August 2006 in the United States District Court for the District of Nevada against these insurance companies and intends to vigorously pursue its claims under its insurance contracts.

Quarterly results for discontinued operations in 2006 included a pre-tax book gain of approximately $16.5 million from the sale of the Company’s leasehold interest and related receivables in the Hollywood Park card club.

Liquidity

The Company had approximately $352 million in cash, cash equivalents and restricted cash at September 30, 2007. Of the Company’s $625 million revolving credit facility, none is currently drawn and $20.7 million was utilized for outstanding letters of credit at September 30, 2007. As of September 30, the Company had expended approximately $350 million of the $507 million budget for the Lumière Place facility. That leaves most of the Company’s significant liquidity and borrowing capacity to be used for construction of other projects. Utilization of the credit facility is currently restricted to $350 million by the Company’s indenture governing its 8.75% senior subordinated notes, which become callable in 2008.

Community Contribution

The Company pays significant taxes in the communities in which it operates. During the first nine months of 2007, Pinnacle paid or accrued $173 million in gaming taxes, $14.7 million in payroll taxes, $9.1 million in property taxes, and $3.2 million in sales taxes. Setting aside income taxes, the Company paid or accrued $200 million for taxes to state and local authorities in the first nine months of 2007.

Investor Conference Call

Pinnacle will hold a conference call for investors today, November 6, 2007, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2007 third quarter and nine-month financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through November 13, 2007 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 23106170. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Consolidated Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income (loss) are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development costs, non-cash share-based compensation, asset impairment costs and write-downs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations; and defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenues. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development costs, non-cash share-based compensation, asset impairment costs and write-downs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued, and also eliminates merger termination proceeds due to their non-recurring nature. Management also reviews pre-opening and development costs separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. In February 2007, the Company settled litigation related to stock options held by a former Chairman of the Company. The Company paid $2.2 million, principally the former Chairman’s legal fees, and confirmed the cancellation or expiration of options that had a significantly greater economic value. This settlement is viewed as non-recurring and has also been excluded from Adjusted EBITDA and Adjusted net income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is how management reviews and analyzes the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of GAAP net income (loss) to Adjusted net income (loss).

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas; owns a hotel in Missouri; and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. The Company is building a $507 million casino hotel in downtown St. Louis, scheduled to open in December. Pinnacle also has a second casino development project under construction in the St. Louis, Missouri area. The opening of both Missouri casinos is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay; anticipates developing a casino project in Baton Rouge, Louisiana, to be called Rivière; and has submitted a proposal for a casino resort in Kansas City, Kansas, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey on which it plans to build a major new casino resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future growth, anticipated completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources; (b) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (c) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (d) the Company’s Atlantic City project presents many risks, and it may not realize the financial and strategic goals that are contemplated from the development; (e) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (f) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for our St. Louis City and County projects, our Sugarcane Bay and Baton Rouge projects, some of which are beyond our control; (g) the Company’s proposal for the Kansas City project is subject to competitive bidding and the Company may not be selected by the Unified Government of Wyandotte County/Kansas City, Kansas;(h) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficultly obtaining additional financing; (i) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company;(j) damage and closures caused by Hurricane Katrina in the New Orleans area make the Company’s future operating results at Boomtown New Orleans less predictable and the Company expects near-term operating results and margins at its Boomtown New Orleans facility to be lower than prior-year periods; (k) the outcome of the lawsuit with certain of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (l) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (m) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Gaming	$209,632	$199,000	$616,791	$599,043
Food and beverage	12,461	12,540	34,992	34,973
Truck stop and service station	3,587	9,628	15,490	23,643
Hotel and recreational vehicle park	6,025	9,286	18,289	23,884
Other	6,728	6,275	18,582	18,156

	238,433	236,729	704,144	699,699

Expenses and other costs:
Gaming	119,912	111,437	354,270	333,702
Food and beverage	12,308	11,592	34,504	32,966
Truck stop and service station	3,392	9,139	14,676	22,360
Hotel and recreational vehicle park	2,799	4,117	8,888	11,126
General and administrative	49,951	43,444	146,895	123,897
Other operating expenses	3,048	3,001	8,109	7,639
Depreciation and amortization	18,924	17,341	58,388	50,710
Pre-opening and development costs	12,161	6,963	37,474	18,003
Non-cash share-based compensation	1,857	1,320	6,406	3,916
Write-downs and other charges, net	2,852	—	3,837	—

	227,204	208,354	673,447	604,319

Operating income	11,229	28,375	30,697	95,380
Other non-operating income	4,301	5,551	13,262	11,519
Interest expense, net of capitalized interest	(5,875)	(13,055)	(21,566)	(40,740)
Merger termination proceeds, net of related expenses	—	—	—	44,821
Loss on early extinguishment of debt	—	—	(6,124)	—

Income from continuing operations before income taxes	9,655	20,871	16,269	110,980
Income tax benefit (expense)	(4,006)	(8,284)	848	(44,272)

Income from continuing operations	5,649	12,587	17,117	66,708
Income (loss) from discontinued operations, net of income taxes	(670)	9,805	673	15,165

Net income	$4,979	$22,392	$17,790	$81,873

Net income per common share—basic
Income from continuing operations	$0.09	$0.26	$0.29	$1.40
Income (loss) from discontinued operations, net of income taxes	(0.01)	0.21	0.01	0.32

Net income per common share—basic	$0.08	$0.47	$0.30	$1.72

Net income per common share—diluted
Income from continuing operations	$0.09	$0.25	$0.28	$1.36
Income (loss) from discontinued operations, net of income taxes	(0.01)	0.20	0.01	0.31

Net income per common share—diluted	$0.08	$0.45	$0.29	$1.67

Number of shares—basic	59,780	48,022	59,008	47,464
Number of shares—diluted	60,998	49,481	60,477	49,033

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and restricted cash	$352,095	$216,653
Other assets	243,806	260,806
Property and equipment, net	1,547,132	1,260,371

Total assets	$2,143,033	$1,737,830

Liabilities and Stockholders’ Equity
Liabilities	$279,913	$268,958
Long-term debt, including current portion	791,262	774,289

Total liabilities	1,071,175	1,043,247
Stockholders equity	1,071,858	694,583

Total liabilities and stockholders equity	$2,143,033	$1,737,830

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(In thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues
L’Auberge du Lac	$84,459	$79,174	$244,058	$236,440
Boomtown New Orleans	40,339	46,221	123,058	161,460
Belterra Casino Resort	46,939	47,397	135,802	130,654
Boomtown Bossier City	22,595	24,643	69,265	73,980
President Riverboat Casino	14,880	—	46,214	—
Boomtown Reno	17,257	27,739	53,496	67,137
International	11,551	8,043	29,390	20,943
Other (a)	413	3,512	2,861	9,085

Total Revenues	$238,433	$236,729	$704,144	$699,699

Adjusted EBITDA (b)
L’Auberge du Lac	$21,811	$19,822	$59,434	$55,013
Boomtown New Orleans	13,468	17,183	42,313	68,574
Belterra Casino Resort	10,489	11,685	31,541	30,850
Boomtown Bossier City	4,389	5,639	14,384	19,192
President Riverboat Casino	1,623	—	6,741	—
Boomtown Reno	2,072	3,704	4,599	6,087
International	4,374	2,469	9,290	7,194
Other (a)	(97)	775	(434)	1,481

	58,129	61,277	167,868	188,391
Corporate expenses	(11,106)	(7,278)	(31,066)	(20,382)

Consolidated Adjusted EBITDA	$47,023	$53,999	$136,802	$168,009

Reconciliation to Income from Continuing Operations
Consolidated Adjusted EBITDA	$47,023	$53,999	$136,802	$168,009
Pre-opening and development costs	(12,161)	(6,963)	(37,474)	(18,003)
Non-cash share-based compensation	(1,857)	(1,320)	(6,406)	(3,916)
Write-downs and other charges, net	(2,852)	—	(3,837)	—
Depreciation and amortization	(18,924)	(17,341)	(58,388)	(50,710)
Other non-operating income (c)	4,301	5,551	13,262	11,519
Interest expense, net of capitalized interest	(5,875)	(13,055)	(21,566)	(40,740)
Merger termination proceeds, net of related expense	—	—	—	44,821
Loss on early extinguishment of debt	—	—	(6,124)	—
Income tax (expense) benefit	(4,006)	(8,284)	848	(44,272)

Income from continuing operations	$5,649	$12,587	$17,117	$66,708

(a)	Includes the former Embassy Suites Hotel, the hotel portion of which was closed for renovation on March 31, 2007. The Company plans to re-open the hotel in connection with the opening of Lumière Place.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA.

(c)	Includes interest income of $4.3 million and $3.9 million for the three months ended September 30, 2007 and 2006, respectively, and $13.3 million and $9.8 million for the nine months ended September 30, 2007 and 2006, respectively. Also included is a gain on the sale of Aztar Corporation stock of $1.8 million in the three and nine months ended September 30, 2006.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income to Adjusted Net Income

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Adjusted net income (a)
Net income	$4,979	$22,392	$17,790	$81,873
Pre-opening and development costs	8,892	4,199	26,626	10,821
Loss on early extinguishment of debt	—	—	4,351	—
Non-cash share-based compensation (b)	1,358	(200)	4,551	1,384
Write downs and other charges, net	2,085	—	2,726	—
Income tax benefit	1,412	—	(5,558)	—
Merger termination proceeds, net of related expenses	—	—	—	(26,941)
(Income) loss from discontinued operations, net of taxes	670	(9,805)	(673)	(15,165)

Adjusted net income	$19,396	$16,586	$49,813	$51,972

Adjusted per common share – diluted
Net income	$0.08	$0.45	$0.29	$1.67
Pre-opening and development costs	0.15	0.09	0.43	0.22
Loss on early extinguishment of debt	—	—	0.07	—
Non-cash share-based compensation (b)	0.02	—	0.08	0.03
Write downs and other charges, net	0.03	—	0.05	—
Income tax benefit	0.03	—	(0.09)	—
Merger termination proceeds, net of related expenses	—	—	—	(0.55)
(Income) loss from discontinued operations, net of taxes	0.01	(0.20)	(0.01)	(0.31)

Adjusted net income per common share – diluted	$0.32	$0.34	$0.82	$1.06

Number of shares – diluted	60,998	49,481	60,477	49,033

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income.

(b)	In addition to share-based compensation charges, includes the gain on the sale of equity securities in the three and nine months ended September 30, 2006.